PRESS RELEASE

October 13, 2008

International Shipholding Corporation Announces Third Quarter Earnings Estimates

Contact: Manny Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
251.243.9082
estradmg@intship.com

Mobile, Alabama – International Shipholding Corporation (“the Company”) announced today that it expects its net income for the Quarter ended 09/30/08 to be approximately $11.0 to $11.5 million or $1.51 to $1.59 per share on a fully diluted basis.  The Company’s results for the third quarter were primarily driven by an increase in the carriage of supplemental cargoes on its U.S. Flag Pure Car Carriers which increased over second quarter liftings and by the continued improvement in the results of the Rail Ferry service as it moves closer to maximizing its carrying capacity.  The Company had no asset sales in the third quarter, and, additionally, based on the Third Quarter’s results, the Company had approximately $50 million of cash and cash equivalents at 09/30/08.

While the recent down turn in the dry bulk market has impacted shipping companies with vessels in the spot market, the Company’s long standing strategy of having its fleet employed under medium to long term charters with charterers of high credit rating allows the Company’s time charter segment to continue to provide consistent and predictable returns.  These charters have no exposure to fluctuating fuel prices.  Our only segment exposed to fuel price levels, the Rail Ferry service, has existing surcharge agreements in place that are designed to essentially eliminate material cost increases.

The Company plans to formally release its earnings on October 30th after its Third Quarter Board meeting.

In addition to historical information, this release includes certain forward-looking statements and estimates that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company.  Actual events and results may differ materially from those anticipated or estimated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  You should be aware that the Company has not yet completed its process of gathering the information necessary to compile, complete and release financial statements as of and for the period ended September 30, 2008 in accordance with generally accepted accounting principles.  Other factors that could affect actual results include but are not limited to:  changes in the financial position of the Company’s customers or in the Company’s charters or other contracts with such customers; changes in cargo, charterhire and vessel utilization rates; unplanned maintenance on our vessels; continued volatility and further deterioration of the credit and capital markets; other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy.  These and other uncertainties related to the Company’s business and plans are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated and supplemented by the Company’s subsequent SEC reports.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of October 13, 2008.  The Company undertakes no obligation to update any of its forward-looking statements for any reason.

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International Shipholding Corporation (NYSE: ISH), through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com